Exhibit 2.2

                      Schering-Plough Corporation
                           One Giralda Farms
                     Madison, New Jersey 07940-7040

                                                        June 30, 1997


Mallinckrodt Inc.
675 McDonnell Blvd.
St. Louis, Missouri 63134

     Re: Amendment No. 1 to the Stock Purchase Agreement dated as of May 19, 1997 among Mallinckrodt Inc., Mallinckrodt Veterinary, Inc., Mallinckrodt Veterinary International, Inc. and Schering-Plough Corporation, as the same may be amended from time to time (the "Stock Purchase Agreement")
          --------------------------------------------------

Dear Sirs:

     This letter (this "Amendment") will confirm our agreement with respect to certain amendments to the Stock Purchase Agreement and is being entered into immediately prior to the Closing thereunder. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Stock Purchase Agreement.

     Notwithstanding anything herein, in the Stock Purchase Agreement or in any Subsidiary Agreement to the contrary, the parties hereto hereby agree as follows:

     1.   Veterinary Subsidiaries
          -----------------------

          (a) Exhibit A to the Stock Purchase Agreement ("Exhibit A") is hereby amended to delete the entry thereon for Coopers Animal Health (Holdings) Limited, a company organized under the laws of England and designated in the "Subsidiary" column of Exhibit A as #34. Accordingly, such company is not a Veterinary Subsidiary.

          (b) With respect to Mallinckrodt Veterinaria S.A., a company organized under the laws of Spain and designated in the "Subsidiary" column of Exhibit A as #30, Exhibit A is hereby amended to provide that MVII owns 99.99% of the Shares thereof and MVI owns
 .01% of the Shares thereof.

     2.   Buyer Designee.  The Buyer hereby designates MVI
          --------------
Acquisition Co., a Delaware corporation, as its designated affiliate for the purchase of the Shares of New MVI and of Mallinckrodt
Veterinary Asia, Inc., upon the terms and subject to the conditions set forth in the Stock Purchase Agreement.

     3.   Use of Names.  Section 5.6 of the Stock Purchase Agreement
          ------------
is hereby amended by replacing the parenthetical at the end of such Section to read as follows: "(with the exception of packaging materials on finished product and advertising or promotional materials printed prior to the Closing and any such materials printed within one hundred eighty (180) days after the Closing in the ordinary course of business for which, in each such case, such period of permitted use shall extend up to the applicable product expiration date)." In addition, with respect to any Deferred Subsidiary (as defined in Section 5 hereof), all references in Section 5.6 of the Stock Purchase Agreement to the "Closing" or the "Closing Date" shall be deemed instead to refer to the applicable Deferred Closing Date (as defined in Section 5(b) hereof).

     4.   Schedule 2.2.  Section 2.2 to the Stock Purchase Agreement
          ------------
is hereby amended in its entirety to read as set forth in Annex A hereto.

     5.   Deferred Closings.
          -----------------
          (a) The parties hereto acknowledge and agree that, as of the date hereof, the Shares of each Veterinary Subsidiary listed on Annex B hereto (each a "Deferred Subsidiary") cannot be transferred, directly or indirectly, to the Schering-Plough affiliate or affiliates that are parties to the applicable Subsidiary Agreement with respect to such Deferred Subsidiary (or the applicable Subsidiary Agreement with respect to a parent of such Deferred Subsidiary) because certain governmental approvals have not yet been obtained. The Sellers and the Buyer desire to proceed with the Closing and, accordingly, the Sellers and the Buyer agree that at the Closing the Estimated Adjusted Purchase Price shall be reduced by an amount equal to the amount set forth beside each Deferred Subsidiary's name, except for Thailand, on Annex B hereto (each a "Deferred Amount"), which amount for the avoidance of doubt is One Million Eight Hundred Fifty-Seven Thousand Dollars ($1,857,000). In the event that the Deferred Amount with respect to a Deferred Subsidiary is not required to be paid to Sellers as provided herein, the Working Capital Adjustment, if theretofore calculated, shall be recalculated to reflect such circumstance. The parties hereto shall cooperate in making all filings and taking all action necessary to enable all Shares of each Deferred Subsidiary to be transferred to the Buyer at the earliest possible date after the Closing Date.

          (b) With respect to each Deferred Subsidiary, on the fifth business day following the receipt of all necessary governmental approvals for the sale of the Shares of such Deferred Subsidiary to the Buyer (the "Deferred Closing Date"), (i) the Buyer shall pay the Deferred Amount to the Sellers and purchase from the Sellers all the Shares of such Deferred Subsidiary and (ii) the Sellers shall deliver to the Buyer (x) certificates representing such Shares, duly endorsed in blank or with appropriate stock powers, or the Sellers shall have taken such other actions as may be necessary under applicable law and the applicable Subsidiary Agreement to transfer ownership of such Shares to the Buyer, free and clear of any pledges, security interests, liens, encumbrances or adverse claims and (y) the resignation of all directors of such Deferred Subsidiary (except for any resignation(s) the Buyer specifically instructs the Sellers not to obtain) and any documents of Sellers or their affiliates necessary to elect the Buyer's designees as directors (each such payment and delivery a "Deferred Closing").

          (c) Sellers shall cause each Deferred Subsidiary to conduct the business of such Deferred Subsidiary strictly in accordance with the instructions of the Buyer to the fullest extent permitted by law in the relevant jurisdiction; it is understood that any such actions taken by the Sellers with respect to a Deferred Subsidiary shall be taken for the benefit of the Buyer. Subject to the provisions of the immediately preceding sentence, with respect to each Deferred Subsidiary, the Buyer and the Sellers shall remain obligated under Article V of the Stock Purchase Agreement until their respective obligations under this Amendment and the Subsidiary Agreement with respect to such Deferred Subsidiary have been fully completed. Without limiting the generality of the foregoing, the Sellers shall cause each Deferred Subsidiary not to pay any dividends or to issue, repurchase or redeem any shares of its capital stock or to make any other cash or non-cash distributions to the Sellers or any of their affiliates. In taking any actions required by the provisions of this Section 5 (and, in particular, this subsection
(c)), the Buyer agrees that the Sellers will not be deemed to be in violation of the requirements and restrictions set forth in Section
10.9 of the Stock Purchase Agreement.

          (d) The Sellers shall report to Buyer on a monthly basis with respect to each Deferred Subsidiary. If the Shares of any Deferred Subsidiary cannot be legally transferred to the Buyer or any affiliate thereof within six months after the date of this Amendment, the Buyer and the Sellers shall use their reasonable best efforts to negotiate an equitable alternative to such transfer that shall afford to the Buyer and the Sellers, respectively, the economic benefits that they had anticipated with respect to such transfer. With respect to Colombia, in addition to the foregoing and in the event that, due to the failure of the appropriate governmental authority to approve the transfer of the animal health operations resident in Colombia ("Colombian Business") by December 31, 1997 or the affirmative disapproval by the appropriate governmental authority of such transfer before December 31, 1997 (either date referred to hereunder as the "Decision Date"), the Buyer will not be able to purchase the Colombian Business, it is understood that the Buyer will pay to the Sellers an amount equal to the operating cash flow with respect to the Colombian Business (as calculated in accordance with the historical accounting policies and practices of the Sellers) for the period beginning on July 1, 1997 and ending on the Decision Date, provided that, in no event shall the Buyer be responsible to pay to the Sellers pursuant to this sentence an amount in excess of the lesser of One Hundred Forty Thousand Dollars ($140,000) per month or Eight Hundred Thousand Dollars ($800,000) in the aggregate.

     6.   Reorganization.
          --------------

          (a) The parties acknowledge and agree that nothing in the Assignment and Assumption Agreement, dated as of May 19, 1997 (the "MVI Assignment"), between MVI and New MVI with respect to the Reorganization, or any other instrument of assignment, assumption, conveyance (including, without limitation, deeds) or other document relating to the Reorganization (collectively with the MVI Assignment, the "Reorganization Agreements"), amends or otherwise modifies or limits any of the provisions of (i) the Assumption Agreement, dated as of June 29, 1997, among the Sellers, New MVI and the Buyer with respect to the Excluded Liabilities or (ii) the Stock Purchase Agreement (including, without limitation, the Buyer's rights under Article 8 thereof). The Sellers represent and warrant to the Buyer that the Sellers have delivered to the Buyer a true and correct copy of or have given the Buyer access to all of the Reorganization Agreements, including any and all amendments thereto.

          (b) Without limiting Section 6(a) hereof, and notwithstanding anything in the Reorganization Agreements to the contrary, (i) the Sellers, jointly and severally, shall be solely responsible for all obligations and liabilities arising under each agreement or other instrument assigned to New MVI in connection with the Reorganization with respect to all periods prior to the Closing, except for any such liability which is taken into account in the Working Capital Adjustment, and (ii) neither the Buyer, New MVI, nor any other affiliate of the Buyer shall have any obligations or liabilities to the Sellers or to any other Indemnified Party (as defined in the MVI Assignment) pursuant to Section 4 of the MVI Assignment. The parties acknowledge and agree that all obligations and liabilities referred to in clause (i) of the preceding sentence are deemed to arise out of the Reorganization for purposes of Section 8.1.1(v) of the Stock Purchase Agreement.

     7.   Waiver of Closing Condition by the Buyer.  The Buyer hereby
          ----------------------------------------
waives the condition set forth in Section 6.1.9 of the Stock Purchase Agreement with respect to the contracts listed as items 2 through 7 on Schedule 6.1.9.

     8.   Certain Indemnities.  Section 8.1.1(x) of the Stock
          -------------------
Purchase Agreement is hereby amended to read in its entirety as follows: "(A) the transfer or failure to transfer to the Buyer or its designee any or all nominal and qualifying shares of Mallinckrodt Vet, S.A. de C.V., a Veterinary Subsidiary organized under the laws of Mexico, and/or any dividends, distributions or other payments required to be made in connection therewith, (B) the failure to transfer to the Buyer or its designee all certificates representing the Shares of any Veterinary Subsidiary or (c) the failure to deliver to the Buyer or its designee all resignations (effective as of the Closing) of directors of the Veterinary Subsidiaries from their positions as directors (except for any resignation(s) the Buyer specifically instructs the Sellers not to obtain)." Notwithstanding the foregoing, in the case of each Deferred Subsidiary, the foregoing clauses (B) and (c) shall take effect from the Deferred Closing Date with respect to such Deferred Subsidiary.

     9.   Miscellaneous.  Except as set forth herein, all other
          -------------
provisions of the Stock Purchase Agreement remain unaffected and in
full force and effect.   This letter may be executed in several
counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.

    10.   Time of Closing.  Except for the Deferred Closings, the
          ---------------
Closing shall be deemed to occur as of the close of business in each relevant jurisdiction on June 30, 1997; except for (i) Australia, which shall be deemed to close as of the opening of business on July 1, 1997 and (ii) Hong Kong, which shall be deemed to close as of the opening of business on July 3, 1997.

     If the foregoing is in accordance with our agreement, please so indicate by signing below.

Very truly yours,

                                 SCHERING-PLOUGH CORPORATION

                                  By: /s/ William J. Silbey
                                     -----------------------
                                  Name:  William J. Silbey
                                  Title: Secretary

Acknowledged and Agreed:

MALLINCKRODT INC.

By: /s/ Ashok Chawla
   -----------------------
   Name:  Ashok Chawla
   Title: Vice President, Strategic Management

MALLINCKRODT VETERINARY, INC.

By: /s/ C. Stephen Kriegh
    ----------------------
    Name:  C. Stephen Kriegh
    Title: Vice President

MALLINCKRODT VETERINARY
INTERNATIONAL, INC.

By: /s/ C. Stephen Kriegh
    ---------------------
    Name:  C. Stephen Kriegh
    Title: Vice President


    The undersigned is executing this Amendment for purposes of
Section 5 hereof:


MALLINCKRODT VETERINARY
HOLDINGS, INC.

By: /s/ C. Stephen Kriegh
    ----------------------
    Name:  C. Stephen Kriegh
    Title: Vice President

                            List of Annexes
                                  to
                         Amendment No. 1 to the
                        Stock Purchase Agreement


Annex A     Revised Schedule of Purchase Price Allocation

Annex B     Deferred Subsidiaries

The list set forth above briefly identifies the contents of all Annexes to Amendment No. 1, dated June 30, 1997, to the Stock Purchase Agreement, among Mallinckrodt Inc., Mallinckrodt Veterinary, Inc., Mallinckrodt Veterinary International, Inc. and Schering-Plough Corporation, which amendment was also executed by Mallinckrodt Veterinary Holdings, Inc. (the "Amendment"). All of the Annexes listed above are omitted from the Amendment filed as Exhibit 2.2 to the foregoing Current Report on Form 8-K, and Mallinckrodt Inc. agrees to furnish supplementally a copy of any of the omitted Annexes to the Securities and Exchange Commission upon request.